FOR IMMEDIATE RELEASE

Nitches, Inc. announces second quarter fiscal 2007 results:
Net sales increase 16%, order backlog up 25%, Gail Pittman® license signed

SAN DIEGO, California, April 12, 2007 – Today Nitches, Inc. (NASDAQ-NICH) announced its results for the three and six month periods ended February 28, 2007. Consolidated net sales for the second quarter of fiscal 2007 increased 16% to $14.3 million versus $12.3 million for the second quarter of 2006. The increase over the prior period was attributed to an increase in branded menswear unit sales and the inclusion of sales from the home décor product line acquired in July 2006.

     The Company reported a consolidated net loss of $511,000 for the second quarter of fiscal 2007 versus net income of $45,000 in the prior year. The loss derived primarily from lower gross margins and higher selling and merchandising expenses in the current quarter. The Company realized lower gross margins during the current period due to a higher concentration of private label sleepwear sales at a lower gross margin. The Company incurred greater expense due to the overhead of the home décor and Saguaro product lines at a time of seasonally low sales volume for these products. The second quarter loss per basic and fully diluted share was $.10 versus income of $.01 per share for the second quarter of fiscal 2006.

     “We are disappointed with the results of the recent period,” commented Steve Wyandt, Chairman and CEO. “But we believe that through our integration of recently acquired product lines and new sales and sourcing initiatives, Nitches remains on track to grow revenues and improve margins. Our products are performing well at retail, which bodes well for reorders and future business opportunities, as evidenced by continued growth in our order backlog.”

     For the six months ended February 28, 2007, consolidated net sales increased 84% to $49.7 million versus $27.0 million for the prior period. The Company earned $.16 per basic and $.15 per diluted weighted average share, compared to income of $.15 per basic and diluted share in the year earlier period. Net sales for the recent period rose 85% to $49.7 million from $27.0 million the prior year. Per share amounts for the current period reflect 600,000 shares issued in conjunction with the acquisition of the home décor product line of Taresha LLC, 600,000 shares issued for the acquisition of the Saguaro marks and the dilutive effects of stock options issued during the period.

     At February 28, 2007, the Company had unfilled customer orders of $28.1 million compared to $22.4 million at the same time last year, with such orders generally scheduled for delivery by August 2007 and August 2006, respectively. The increase of $5.7 million is due primarily to the inclusion of home décor order backlog, organic growth in the Company’s branded women’s sleepwear and branded men’s sportswear lines, and earlier receipt of private label women’s sportswear orders. The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

     Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at February 28, 2007.

10280 Camino Santa Fe   •  San Diego, California 92121    •  www.nitches.com   •  Fax: 858.625.0746

     Also today, Nitches announced that it has entered a licensing partnership with Gail Pittman, Inc. whereby Nitches will design, produce and distribute a broad line of home décor items under the Gail Pittman® brand. Mr. Wyandt remarked, “Through this relationship with a renowned designer, we will leverage our home décor resources and Ms. Pittman’s brand recognition to expand our home décor offerings.” Product categories covered by the license include indoor and outdoor tabletop items, placemats, tablecloths, napkins, home fragrance and floral items, clocks, book holders, bath décor, bath accessories and other home décor items.

     Gail Pittman is one of the premier designers of hand painted dinnerware and home accessories in the United States. Her products are sold in upscale gift, specialty and kitchen accessory shops worldwide, and through premium catalog and internet retailers. She has created unique projects commissioned by Oprah Winfrey, Katie Couric, Donald Trump and others. Ms. Pittman also serves as Creative Director for Southern Living At HOME, a direct sales organization of 35,000 independent home party consultants whose offerings feature exclusive collections of Gail Pittman-designed products.

     Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company’s women’s product lines include sleepwear and loungewear by Body Drama®, women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®. The Company’s menswear offerings include Nat Nast®, Dockers® and Newport Blue® swimwear and graphic t-shirts, The Skins Game golf apparel ®,and ZOIC® performance cycling apparel. The Company’s Designer Intimates subsidiary markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®, Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Anne Lewin®, Dockers® and Claire Murray®. The Company also distributes candles and home accessories under the Bill Blass® Home Décor brand. The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. Additionally, the Company develops and manufactures private label products for many leading retailers and multi-channel marketers.

     Nitches, Inc. is headquartered in San Diego, California with offices in Los Angeles, New York City, Dallas, Atlanta, Hong Kong and Istanbul. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	February 28		February 28
	2007	2006	2007	2006
Net sales	$14,274,000	$12,314,000	$49,695,000	$27,029,000
Net income	(511,000)	45,000	798,000	565,000
Earnings per weighted average share
Basic	$(0.10)	$0.01	$0.16	$0.15
Diluted	$(0.10)	$0.01	$0.15	$0.15
Weighted average shares outstanding
Basic	5,253,507	4,053,507	5,077,816	3,895,385
Diluted	5,391,230	4,053,507	5,200,724	3,895,385

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

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